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CUSIP No. 235906104                                       Page 22 of 69 Pages

                                                                      EXHIBIT 17

DAMEN FINANCIAL CORPORATION

November 27, 1998

Paul J. Duggan                               VIA FEDERAL EXPRESS
Jackson Boulevard Fund Ltd.
53 W. Jackson Blvd.
Suite 400
Chicago, IL  60604

Dear Mr. Duggan:

We have received your materials in which you indicate you wish to nominate three individuals to serve as directors of Damen Financial Corporation (the "Company"). Section 6(c) of Article I of the Company's Bylaws provides that a stockholder notice relating to the nomination of directors must set forth as to each person whom such stockholder proposes to nominate as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of the directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended.

The information you provided to the Company about your nominees does not provide all of the information required by Regulation 14A.

I have enclosed herewith a series of questions which should be answered by each of your proposed nominees so that they have complied with the requirement of the Company's Bylaws cited above. These questions are based on items 5, 6 and 7 of the Schedule 14A of Regulation 14A, as well as portions of items 401-404 of Regulation S-K which are incorporated into Regulation 14A.

If you have any questions with respect to the foregoing, please feel free to telephone our attorney, Gary E. Medler, at (312)704-3000. Please respond by December 11, 1998.

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CUSIP No. 235906104                                       Page 23 of 69 Pages

Sincerely,


/s/ Janine M. Poronsky

Janine M. Poronsky
Corporate Secretary

Enc.

cc:  Timothy M. Sullivan
     Gary E. Medler